Exhibit 10.8

March 14, 2008

Bruce F. Scharschmidt, M.D.

[Address]

Dear Bruce:

Hyperion Therapeutics, Inc. (the “Company”) is pleased to extend an offer to join the Company as a full-time employee. Your offer shall be on the following terms:

1. Position. Upon approval by the Board of Directors, you will be appointed Senior Vice President, Chief Medical Officer, reporting to the President and Chief Executive Officer. By signing this letter agreement, you confirm that you will have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Compensation. The Company will pay you a base salary at the rate of $300,000 per year, payable in accordance with the Company’s standard payroll schedule. You will also be eligible to receive a performance bonus targeted at 25% of your annual salary per year, based on the Company’s performance beginning in 2008, paid per the Company’s bonus plan. Your final bonus check and reconciliation for a fiscal year is subject to the Board of Director’s approval and will be paid after the Company’s books for that year have been closed, provided that you are employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in all Company-sponsored benefits generally available to full-time senior management employees. In addition, you will be entitled to vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Equity. Subject to the approval of the Board of Directors, your compensation will include a grant of stock options for 210,000 shares of the Company’s Common Stock (the “Equity Grant”), with vesting starting upon your start date with the Company. The purchase price per share for the Equity Grant will be the fair market value as determined by the Board of Directors when the Equity Grant is approved. The Board may use an independent third party valuation to determine the fair market value on the date of grant, and this valuation shall be the basis for determination by the Board of the fair market value. The Equity Grant shall be issued pursuant to the Company’s Equity Incentive Plan. The Equity Grant will vest (i) with respect to 25% of the shares, on the first anniversary of your full-time employment by the Company and (ii) with respect to the balance of the shares, in equal monthly installments over the next 36 months of continuous full-time service, as described in the Equity Incentive Plan. In addition to the Equity Grant, you will be eligible to receive additional stock options to be granted from time to time at the sole discretion of the Board of Directors and subject to the terms and conditions of the Company’s Equity Incentive Plan.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Relationship. Your relationship with the Company will be “at will,” meaning that either you or the Company may terminate your relationship at any time and for any reason, with or without cause. However, you agree to provide a minimum of 30 days notice if you decide to terminate this Agreement unilaterally. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your relationship may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

7. Severance Benefits — If the Company terminates your employment for any reason after your first anniversary for other than cause, or your position is substantially reduced, then you will be entitled to the following benefits:

(a) The Company will continue to pay your base salary for a period of 6 months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. However, your severance payments will in no event start before the earliest date permitted by Section 409A(a)(2) of the Internal Revenue Code. If the commencement of the severance payments must be delayed, as determined by the Company, then the deferred installments will be paid to you in a lump sum on the earliest practicable date permitted by Section 409A(a)(2), and any remaining payments continuing thereafter in accordance with the original schedule. The amount of the salary continuation payments under this Subsection (a) will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

(b) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 6-month period following the termination of your employment (subject to increase as set forth in subsection (a) above), (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(c) The unvested shares subject to the Stock Grant shall immediately become fully vested with respect to six (6) months of vesting of the Stock Grant calculated from the effective date of termination.

(d) However, this Section 6 will not apply unless you sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (iii) have returned all Company property.

8. Taxes. All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You understand that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your employment arrangement and/or related compensation.

9. Interpretation, Amendment and Enforcement. This agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your position as an employee with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied), including the Conditional Offer Letter, between you and the Company. This agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this agreement or arising out of, related to, or in any way connected with, this agreement, your relationship with the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company hereby submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

10. Arbitration. Any controversy or claim arising out of this agreement and any and all claims relating to your relationship with the Company will be settled by final and binding arbitration. The arbitration will take place in the County of San Francisco in the State of California or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 9 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on March 20, 2008. As required by law, your relationship with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your relationship is contingent upon the Company executing this letter of employment, and your starting work with the Company on an agreed upon date to be determined.

If you have any questions, please call me at 206-619-3305.

Very truly yours,

HYPERION THERAPEUTICS, INC.

By:	/s/ Chris E. Rivera
Chris E. Rivera, President and CEO

I have read and accept this offer:

/s/ Bruce F. Scharschmidt
Signature of Bruce Scharschmidt, M.D.

Dated:	March 14, 2008

Attachment

Exhibit A: Proprietary Information and Inventions Agreement